Exhibit 99.1

FOR IMMEDIATE RELEASE Company Contacts: Tom Brandt Senior Vice President & CFO TeleCommunication Systems, Inc. 410-280-1001 brandtt@telecomsys.com	Scott Liolios Investor Relations Liolios Group, Inc. 949-574-3860 scott@liolios.com

TCS TO ADD $17 MILLION TO BOOK EQUITY
THROUGH A COMBINATION OF DEBT CONVERSION
AND $10 MILLION TO BE RAISED IN EQUITY FINANCING

Balance Sheet Will Be Significantly Strengthened

ANNAPOLIS, MD — August 31, 2004 — TeleCommunication Systems, Inc. (Nasdaq: TSYS), a global leader in wireless data technology, today announced it has executed definitive agreements which will significantly enhance its debt-to-equity ratio. Closing under the agreements is expected to occur this week, subject to customary closing conditions.

In January, the Company issued a subordinated convertible debenture with a principal amount of $15 million in connection with acquiring Enterprise Division assets from Aether Systems. The Company and the holder of this subordinated debenture have entered into definitive agreements pursuant to which: (1) the noteholder will become obligated to convert the entire $15 million principal amount of its debenture into shares of the Company’s Class A Common Stock by December 31, 2004 and (2) all of the material restrictive covenants contained in the debenture will be nullified in exchange for the payment of $1 million and the issuance of an additional 200,000 shares of Class A Common Stock of the Company. In addition, the Company has entered into an agreement with current institutional investors in the Company to issue and sell 2.5 million shares of Class A Common Stock of the Company.

“While this summer’s technology ‘bear market’ has been an unfriendly environment for large capital markets transactions, we were pleased when presented with the opportunity to significantly reduce our leverage and strengthen our balance sheet on fair terms,” said Maurice B. Tosé, Chairman and CEO. “We are seeing many opportunities to round out our wireless data product and service offerings, and our now-stronger balance sheet positions us to aggressively and efficiently add to our core competencies. Such opportunities enhance our continuing organic growth in revenue and EBITDA.”

The effect of the financing transactions is summarized in the table below. The information under the heading “Adjusted” is non-GAAP balance sheet information which is revised to illustrate the effect of the financing transactions described above as if the financing transactions had occurred and the subordinated debenture had been fully converted into shares of Class A Common Stock as of

June 30, 2004. Management believes the “Adjusted” information presented below is useful in order to compare the financial condition of the Company before and after the conversion of subordinated debt to equity and the receipt of proceeds from the sale of Class A Common Stock.

	June 30, 2004
($ millions)	Actual	Adjusted
Cash and cash equivalents	$15.8	$24.5	(a)

Other current assets	46.9	46.9

Total current assets	62.7	71.4
Noncurrent assets	39.1	38.4	(b)

Total Assets	$101.8	$109.8

Total current liabilities	$37.8	$37.8

Debt:
Total debt	26.3	17.3
Less: current portion	11.8	11.8

Noncurrent long-term debt	14.5	5.5	(c)

Total Liabilities	52.3	43.3
Stockholders’ Equity	49.5	66.5

Total Liabilities and Equity	$101.8	$109.8

Shares Outstanding (millions)	33.4	38.9	(d)
Working Capital	$24.9	$33.6
Current Ratio	1.7	1.9
Debt/Equity Ratio	0.53	0.26

(a)	Includes $8.7 million in net proceeds from the financing transactions.

(b)	Reflects decrease of $0.7 million in unamortized deferred financing fees.

(c)	Reflects decrease of $15.0 million face value in convertible subordinated debentures, net of $6.0 million unamortized deferred debt discount or $9.0 million.

(d)	Includes an additional 2,500,000 shares of Class A Common Stock issued in the financing transactions, 2,990,542 shares of Class A Common Stock issuable in connection with the debt conversion.

In accordance with GAAP, the Company will record non-recurring, non-cash charges, which were not anticipated in past management earnings guidance, totaling approximately $8.5 million in the aggregate, to third and fourth quarter net income (the timing between the quarters will depend on the timing of conversion of the note) in order to write off unamortized deferred debt discount and financing fees associated with the debt which is being converted. There will be no effect on EBITDA or Adjusted Operating Income, Excluding Non-Cash Charges.

ABOUT TELECOMMUNICATION SYSTEMS, INC.

TeleCommunication Systems, Inc. (TCS) (NASDAQ:TSYS) is a leading provider of mission critical wireless data solutions to carrier, enterprise and government customers. TCS’ wireless data offerings include location-based Enhanced 9-1-1 services, and messaging and location service infrastructure for wireless operators, real-time market data and alerts to financial institutions, mobile asset management and mobile office solutions for enterprises, and encrypted satellite communications to government customers. For more information visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, ``believe,’’ ``expect,’’ ``intend,’’ ``anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, the statement by Mr. Tosé concerning our continuing organic growth in revenue and EBITDA.

The actual results realized by the Company could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company’s financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company’s operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, and (x) successfully integrate the assets and personnel of acquired entities, such as the Enterprise net assets acquired from Aether Systems, Inc. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

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